EXHIBIT 10.27
INDEMNIFICATION AGREEMENT
     This INDEMNIFICATION AGREEMENT (the “Agreement”) is dated effective this 28th day of February, 2005, and is made by and among Virtual Alert, Inc. (“Indemnitor”), and Chris Popov, an individual domiciled in the State of California, Daniel Desmond, an individual domiciled in the State of California, and Eric Shaffer, an individual domiciled in the State of Texas (herein, Chris Popov, Daniel Desmond, and Eric Shaffer shall be referred to collectively as the “Indemnitees”).
RECITALS
     A. Prior to the effectiveness of this Agreement, Indemnitees have been substantial shareholders of the Indemnitor, Indemnitees have previously entered into that General Agreement of Indemnity and the Rider thereto, dated August 5, 2004 (the “Bond Indemnity”) with Lexon Insurance Company (“Lexon”) pursuant to which the Indemnitees agreed to guaranty to Lexon the repayment of any sums that Lexon might be required to pay as surety on a performance bond posted for the benefit of Indemnitor with the State of Tennessee relating to a contract between Indemnitor and the State of Tennessee.
     B. On even date herewith, Indemnitees are selling their shares of Indemnitor to GlobalSecure Holdings, Ltd. (“Global”) pursuant to the terms of that certain Stock Purchase Agreement among Indemnitiees and Global.
     C. In order to induce the Indemnitees to enter into the Stock Purchase Agreement and to consummate the transactions contemplated thereunder, Indemnitor (at the request of Global) and Indemnitees desire to enter into this Agreement for Inemnitees to be indemnified, subject to the conditions herein stated, for any losses which may be incurred by Indemnitee in connection with the Bond Indemnity.
     NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Indemnitor and Indemnitees agree as follows:
ARTICLE 1
AGREEMENT
     1.1. Incorporation By Reference. The facts and circumstances referenced in the Recitals are hereby incorporated herein by reference as if set forth in full.
     1.2. Indemnification. Subject to Section 1.2.2, Indemnitor hereby agrees to indemnify and hold Indemnitees harmless from and against any and all damages, liabilities, losses, costs and expenses, including attorneys’ fees and costs, whether in tort, contract, statutory or otherwise (collectively the “Damages”), sustained by Indemnitees as a result of or arising out of to the Bond Indemnity.
       1.2.1 Indemnification Procedures. All claims or demands for indemnification under this section (“Claims”) shall be asserted and resolved as follows:

          (a) If any Indemnitee receives information that would reasonably lead Indemnitee to believe a performance claim against the Bond Indemnity (herein, a “Bond Claim”) will be asserted, such Indemnitee shall, within a reasonable time (but in no event more than 30 days from the date any complaint is served on Indemnitee) notify the other Indemnitees and the Indemnitor of such Claim (the “Claim Notice”). The Indemnitor shall have 30 days from date of delivery of the Claim Notice to notify the Indemnitees whether the Indemnitor disputes liability to the Indemnitees hereunder with respect to the Bond Claim, and, if so, the basis for such a dispute, and (if applicable) whether Indemnitor elects to assume the defense of the Bond Claim.
          (b) If Indemnitor does not dispute liability, Indemnitor shall be authorized, at the sole cost and expense of the Indemnitor, to defend against the Bond Claim, provided that the Indemnitees are hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnitees shall deem necessary or appropriate to protect the Indemnitees’ interests. The notice to assume control of the defense must be made at the same time the notice is sent to Indemnitees as to acceptance or rejection of indemnification liability. If the Indemnitor notifies the Indemnitees that the Indemnitor is controlling the defense of the Bond Claim, Indemnitor shall be entitled to select counsel reasonably satisfactory to Indemnitees. Indemnitor shall not settle the Bond Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnitees, unless the Indemnitees otherwise agree in writing, which shall not be unreasonably withheld. If Indemnitor assumes the defense of the Bond Claim, and the Indemnitees desire to participate in any such defense or settlement, the Indemnitees may hire counsel to assist Indemnitees at their sole cost and expense.
          (c) If the Indemnitor disputes indemnification liability, or otherwise elects not to assume the defense of the Bond Claim, whether by failure of Indemnitor to give the Indemnitees timely notice as provided herein or otherwise, then the Indemnitees, without waiving any rights against Indemnitor, may settle or defend against such Bond Claim in the Indemnitees’ sole discretion. In such event, Indemnitees shall be entitled to file an action against Indemnitor to recover from the Indemnitor the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnitees with respect thereto, including attorneys’ fees and interest from the date such costs and expenses were incurred. If such an action against Indemnitor is filed, the prevailing party shall be entitled to attorneys’ fees and costs.
       1.2.2 Limitation. Indemnitor’s obligation to indemnify shall not apply to any situation where the Bond Claim results from any gross negligence or intentional misconduct of an Indemnitee after the date hereof or if the Bond Claim is based on Indemnitor’s business operations prior to the effective date of this Agreement. Indemnitor shall not be required to indemnify for more than the limits provided under the Bond Indemnity. For example, not by way of limitation, if any limitations available in the Rider to the Bond Indemnity apply, Indemnitor shall not be required to make any indemnification in excess of such Rider.
     1.3. Authority to Enter into Agreement. Each of the parties hereto represents and warrants to each of the other parties, and declares under penalty of perjury, that each has full power and authority to enter into this Agreement, and that none has assigned, conveyed, encumbered, or in any manner transferred all or any portion of the claims covered by this Agreement. Each party acknowledges and agrees that this warranty and representation is an essential material term of this Agreement, without which the consideration relating hereto would not have been delivered by any party to any other party.
ARTICLE 2
MISCELLANEOUS
     2.1. Term; Survival. The obligation to indemnify under this Agreement shall continue until the expiration of the applicable statute of limitations period applicable to any Bond Claim.
     2.2. Modification. This Agreement is entered into for the benefit of the parties hereto and their respective successors and assigns, and cannot be amended or terminated except in a writing signed by both parties.
     2.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. If any legal action is necessary to enforce the terms and conditions of this Agreement, the parties hereby agree that the Superior Court of California, County of Orange, shall be the sole venue and jurisdiction for the bringing of such action.
     2.4. Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     2.5. Entire Agreement. This Agreement contains the entire agreement of the parties hereto and supersedes any prior written or oral agreement between them concerning the subject matter contained herein.
     2.6. Attorneys’ Fees. If any legal action is necessary to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to recover all costs of suit and reasonable attorneys’ fees as determined by the court.
     2.7. Construction of Agreement. In determining the meaning of, or resolving any ambiguity with respect to, any word, phrase or provision of this Agreement, no uncertainty or ambiguity shall be construed or resolved against any party under any rule of construction, including the party primarily responsible for the drafting and preparation of this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement in one or more counterparts which, taken together, shall constitute one agreement, which Agreement shall be effective as of and on the date hereinabove set forth.

INDEMNITEES:
/s/ Chris Popov

Chris Popov

/s/ Daniel Desmond

Daniel Desmond

/s/ Eric Shaffer

Eric Shaffer

INDEMNITOR:

Virtual Alert, Inc.
a California corporation

BY: /s/ Craig Bandes

NAME: Craig Bandes
TITLE: Chief Executive Officer

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